Exhibit 1.256 - Certificate of Incorporation of Spirit Foodservice, Inc.

CERTIFICATE OF INCORPORATION
OF
SPIRIT BRANDS GENERAL PARTNER CORP.
The undersigned, in order to form a corporation pursuant to the provisions of the General Corporation Law of the State of Delaware, hereby certifies as follows:
:The name of the corporation (the “Corporation”) is Spirit Brands General Partner Corp.
:The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle, and the name of the registered agent at that address is Corporation Service Company.
:The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same may be amended from time to time (the “DGCL”).
:The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, par value $.001 per share.
:The name and mailing address of the incorporator is Betty A. Thomson, Schiff Hardin LLP, 6600 Sears Tower, Chicago, Illinois 60606.
:In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the corporation.
:The election of directors need not be by written ballot.
:Indemnification.
1.Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide both prior to such amendment and as of the date hereof), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph 2 of this ARTICLE EIGHTH, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this ARTICLE EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a Proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE EIGHTH or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and trustees.
2.Right of Claimant to Bring Suit. If a claim under paragraph 1 of this ARTICLE EIGHTH is not paid in full by the Corporation within thirty days after written notice thereof has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation, and as to any such other action as to which it shall not be a defense) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the DGCL, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
3.Non-Exclusivity of Rights. The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this ARTICLE EIGHTH shall not be (and they shall not be deemed to be) exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

4.Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this ARTICLE EIGHTH), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.
5.Impairment of Existing Rights. Any repeal or modification of this ARTICLE EIGHTH shall not impair or otherwise affect any rights, or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.
6.Construction and Presumption. This ARTICLE EIGHTH shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition. There shall be a rebuttable presumption that a claimant under this ARTICLE EIGHTH is entitled to such indemnification and the Corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.
7.Confidentiality. Any finding that a person asserting a claim for indemnification pursuant to this ARTICLE EIGHTH is not entitled to such indemnification, and any information which may support such finding, shall be held in confidence to the extent permitted by law and shall not be disclosed to any third party.
8.Severability. If any provision of this ARTICLE EIGHTH shall be deemed invalid or unenforceable, the Corporation shall remain obligated to indemnify and advance expenses subject to all those provisions of this ARTICLE EIGHTH which are not invalid or unenforceable.
:No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this ARTICLE NINTH shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this ARTICLE NINTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
THE UNDERSIGNED, being the incorporator does declare and certify that the facts herein stated are true and set his hand this January 17, 2006.
/s/ Betty A. Thomson
Betty A. Thomson, Incorporator

CERTIFICATE OF MERGER
OF
SPIRIT BRANDS LIMITED PARTNER CORP.
(a Delaware corporation)
AND
SPIRIT FOODSERVICE, LP
(a Delaware limited partnership)
WITH AND INTO
SPIRIT BRANDS GENERAL PARTNER CORP.
(a Delaware corporation)
Pursuant to Title 8, Sections 251(c) and 263(c) of the Delaware General Corporation Law and Title 6, Section 17-211 of the Delaware Limited Partnership Act, the undersigned corporation executed the following Certificate of Merger:

FIRST:	The name of the surviving corporation is Spirit Brands General Partner Corp., a Delaware corporation (the “Surviving Corporation”),
The name of the corporation being merged into the Surviving Corporation is Spirit Brands Limited Partner Corp., a Delaware corporation (the “Non-Surviving Corporation”); and

The name of the limited partnership being merged into the Surviving Corporation is: Spirit Foodservice, LP, a Delaware limited partnership (the “Non-Surviving LP” and together with the Non-Surviving Corporation; the “Merging Entities”).

SECOND:	An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by the Surviving Corporation and the Merging Entities.
THIRD:	The name of the Surviving Corporation is Spirit Brands General Partner Corp., which will continue its existence as said Surviving Corporation under the name of: Spirit Foodservice, Inc.
FOURTH:
The Certificate of Incorporation of Spirit Brands General Partner Corp. is to be amended and changed by reason of the merger herein certified by striking out Article First relating to the name of the Surviving Corporation and by substituting in lieu thereof the following Article:

“FIRST: The name of the corporation shall be: Spirit Foodservice, Inc.”

And said Certificate of Incorporation as so amended and changed shall continue to be the Certificate of Incorporation of the Surviving Corporation until further amended and changed in accordance with the provisions of the General Corporate Law of Delaware.

FIFTH:	The merge is to become effective upon filing this Certificate with the Secretary of State of Delaware.
SIXTH:
The executed Agreement of Merger between the Surviving Corporation and the Merging Entities is on file at the principal place of business of the Surviving Corporation at 200 West Madison St., Suite 2710, Chicago, Illinois 60606.

SEVENTH:
A copy of the Agreement of Merger, as amended, will be furnished by the Surviving Corporation on request, without cost, to any stockholder of the Surviving Corporation or the Non-Surviving Corporation or any partner of the Non-Surviving LP.

[signature page follows]
IN WITNESS WHEREOF, said Surviving Corporation has caused this certificate to be signed by an authorized officer as of May 24, 2007.
SPIRIT BRANDS GENERAL PARTNER CORP.
By:    /s/ David J. Choe
Name:    David J. Choe, Vice President